VENABLE, BAETJER AND HOWARD
                                ATTORNEYS AT LAW
                A PARTNERSHIP INCLUDING PROFFESIONAL CORPORATIONS
                      1300 MERCANTILE BANK & TRUST BUILDING

                                2 HOPKINS PALZA
                           BALTIMORE, MARYLAND 21201

                                 (301) 244-7400

                                   Telecopier

                                 (301) 244-7742


Seward & Kissel
Wall Street Plaza
New York, New Yoi


Re:   Reich & Tang Equity Fund, Inc.

Gentleman:


     We have acted as Maryland counsel for Reich & Tang Equity Fund, Inc., a Maryland corporation (the "Company") in connection with the organization of the Company and the issuance of shares of its Common Stock.

     We have examined the Company's Articles of Incorporation, its Bylaws, the Prospectus and Statement of Additional Information included in its Registration Statement on Form N-IA, substantially in the form in which it has or is to become effective (the "Prospectus"), and have examined and relied upon such corporate records of the Company and other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein. We have assumed without independent verification the genuineness of the signatures on and the authenticity of all documents furnished to us.

               Based on such examination we are of the opinion that:

          1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland;

          2. The 10,000 shares of presently issued and outstandinq Common Stock of the Company have been validly and legally issued and are fully paid and non-assessable shares under the laws of the State of Maryland;

          3. The balance of the shares of Common Stock of the Company to be offered for sale pursuant to the Prospectus are authorized and unissued shares, and when such shares have been duly sold, issued and paid for as contemplated in the Prospectus, such shares will have been validly and leqally issued and

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Seward & Kissell
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     will be fully paid and non-assessable shares of Common Stock of the company under the laws of the State of Maryland.

     This letter expresses our opinion as to the Maryland general Corporation Law governing matters such as due incorporation and the authorization and issuance of stock, but does ot extend to the securities or "Blue Sky" laws of Maryland or to federal, securities or other laws.

     You may rely upon our foregoing opinion in rendering your opinion to the Company which is to be filed as an exhibit to the Registration Statement, and we hereby consent to the pgference to us in the Prospectus and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  Venable, Baetjer and Howard